Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-152706, 333-189964, 333-228185, and 333-254991) of SPAR Group, Inc. of our report dated May 16, 2025, except for the effects of the restatement discussed in Notes 2 and 3 as to which the date is July 17, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K/A for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Troy, Michigan

July 17, 2025